EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE
February 5, 2004

CONTACT: Colleen McCann-Lillie
(509) 534-6200

AMBASSADORS GROUP REPORTS EARNINGS PER SHARE OF $1.00 FOR 2003

Spokane, WA – February 5, 2004

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced gross program receipts of $108.6 million for the year ended December 31, 2003 compared to $97.1 million for the previous year. The Company reported net income of $10.2 million for the year ended December 31, 2003 compared to $10.8 million for the previous year. This resulted in earnings per share of $1.00 in 2003 compared to earnings per share of $1.06 in 2002.

Year over year, gross program receipts increased $11.4 million or 12 percent from $97.1 million in 2002 to $108.6 million in 2003. This increase resulted from traveling approximately 1700 additional delegates. Net revenue increased $1.6 million or 4 percent from $36.1 million in 2002 to $37.7 million in 2003.

The gross margin percentage in 2003 was 35 percent compared to 37 percent in 2002. The decrease in gross margin percentage resulted from the weakening of the U.S. dollar as well as smaller travel group sizes due to war with Iraq and the outbreak of the SARS virus.

Operating expenses incurred during the years ended December 31, 2003 and 2002 were $23.1 million and $20.8 million, respectively. This increase of $2.3 million or 11 percent resulted from increased marketing efforts for 2004 travel and increased staffing costs year over year. Operating income was $14.6 million for the year ended December 31, 2003 compared to $15.3 million for the year ended December 31, 2002.

For the fourth quarter of 2003, gross program receipts were $5.5 million compared to $4.3 million for the comparable period of 2002. Net revenue was $2.2 million and $1.8 million for the quarter ended December 31, 2003 and 2002, respectively. The increase of $0.4 million resulted from traveling approximately 350 more delegates.

For the quarters ended December 31, 2003 and 2002, total expenses incurred were $7.4 million and $6.6 million, respectively. The increase of $0.8 million resulted from increased marketing efforts for 2004 travel. Net loss for the fourth quarter of 2003 was $3.3 million compared to a net loss of $3.0 million for the comparable period in 2002. This resulted in a loss per share of $0.33 for the fourth quarter of 2003 compared to a loss per share of $0.31 for the comparable quarter in 2002.

The Company’s cash, cash equivalent and available-for-sale securities balances at December 31,

2003 and 2002 were $67.5 million and $51.4 million, of which $28.2 million and $25.9 million represented participant deposits, respectively. Deployable cash (see definition on final page of press release) at December 31, 2003 and 2002 was $32.9 million and $22.8 million, respectively.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc., stated, The global environment has continued to be a challenging one for our company. Although we traveled more delegates in 2003 than in 2002, we were not able to increase our net income due to challenges at both the gross and operating margin levels.

“Unfortunately, in 2003, against the four currencies that we purchase, the dollar dropped by 24 percent. This currency decline increased the cost of goods sold and lowered our gross margins, thereby reducing our net revenue.

“In addition, world events sparked a wave of cancellations in the spring, which reduced our travel group sizes and reduced our gross margins.

“These world events also negatively impacted our operating margins. Our successful marketing and enrollment efforts in the fall led us to increase our level of resourcing to properly manage our travel planning and operations. We also undertook a number of new efforts to retain our enrolled delegates in the face of war and SARS. Both of these efforts reduced our ability to generate net income in 2003.

“In short, Ambassadors had a variety of factors working against us in 2003 that contracted our margins. Still, we look forward to 2004 and consider the last two years to be of long-term benefit to our shareowners: the brand and its equity were strengthened; management continued to grow and learn from our crises; and we continued to accumulate cash.”

Ambassadors Group Inc. will host a conference call to discuss the 2003 results of operations on Friday, February 6th at 8:30 a.m. Pacific Time. Interested parties may join the call by dialing (800) 299-7635, then entering the pass code: 62679545. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For post-view access, parties may dial (888) 286-8010 with the pass code of 36492887 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX Web site. Post-view dial-in access will be available beginning February 6th at 1:30 p.m. until February 13th at 10:30 a.m. Post-view Webcast access will be available following the conference call through April 06, 2004.

Ambassadors Group Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. The Company’s professional programs emphasize meetings and seminars between participants and persons in similar professions abroad.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Such forward-looking statements speak only as of the date of this report, and are subject to risks including: the consequences of the war with Iraq, conflict in the Middle East, periods of international unrest, the outbreak of disease, changes in the direct-mail environment, changes in conditions in the travel industry, changes in economic conditions and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to the Company’s Annual Report for the year ended December 31, 2002 on Form 10-K filed on March 21, 2003.

The following summarizes the Company’s financial information for the years and quarters ended December 31, 2003 and 2002 (in thousands, except per share amounts).

Year ended December 31,	2003	2002

Gross program receipts	$108,582	$97,146
Net revenue	$37,665	$36,090
Operating expenses:
Selling and tour promotion	18,170	15,259
General and administration	4,930	5,504

Total operating expenses	23,100	20,763

Operating income	14,565	15,327
Other income, net	820	1,062

Income before tax	15,385	16,389
Income tax provision	(5,231)	(5,591)

Net income	$10,154	$10,798

Weighted average shares outstanding – basic	9,923	9,837
Earnings per share – basic	$1.02	$1.10
Weighted average shares outstanding – diluted	10,170	10,207
Earnings per share – diluted	$1.00	$1.06

Three months ended December 31,	2003	2002

Gross program receipts	$5,465	$4,335
Net revenue	$2,213	$1,772
Operating expenses:
Selling and tour promotion	5,401	4,425
General and administration	1,951	2,131

Total operating expenses	7,352	6,556

Operating loss	(5,139)	(4,784)
Other income, net	154	250

Loss before tax	(4,985)	(4,534)
Income tax benefit	1,695	1,523

Net loss	$(3,290)	$(3,011)

Weighted average shares outstanding – basic and diluted	9,978	9,861
Loss per share – basic and diluted	$(0.33)	$(0.31)

The Company has a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics, offer comparable products to participants, and utilize similar processes for program marketing.

The following summarizes the Company’s balance sheets as of December 31, 2003 and 2002 (in thousands):

	December 31, 2003	December 31, 2002

Assets
Cash and cash equivalents (includes $12 of restricted cash)	$33,653	$29,503
Available-for-sale securities	33,872	21,896
Foreign currency exchange contracts	5,209	1,642
Prepaid program cost and expenses	1,608	1,516
Other current assets	233	91

Total current assets	74,575	54,648
Property and equipment, net	2,966	1,914
Deferred income tax	1,664	1,711
Other assets	116	244

Total assets	$79,321	$58,517

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$8,010	$4,241
Participants’ deposits	28,220	25,901
Deferred tax liability	1,690	515

Total current liabilities	37,920	30,657
Capital lease, long term	592	—

Total Liabilities	38,512	30,657

Stockholders’ equity	40,809	27,860

Total liabilities and stockholders’ equity	$79,321	$58,517

The following summarizes the Company’s deployable cash as of December 31, 2003 and 2002 (in thousands):

	December 31, 2003	December 31, 2002

Cash, cash equivalents and available-for-sale securities	$67,525	$51,399
Prepaid program cost and expenses	1,608	1,516
Less: Participants’ deposits	(28,220)	(25,901)
Less: Accounts payable and accruals	(8,010)	(4,241)

Deployable cash	$32,903	$22,773

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